EXHIBIT 99.1

RBC Life Sciences, Inc.

2301 Crown Court - Irving, Texas 75038

Press Release	For Further Information:
For Immediate Release	Steve Brown, CFO
Tel: 972-893-4000
steveb@rbcls.com
www.rbclifesciences.com

RBC Life Sciences Reports Annual Results

Irving, Texas (March 5, 2007) – RBC Life Sciences, Inc. (RBCL OTC:BB) today reported a 12% increase in net sales to $21,697,000 and a 15% increase in earnings before income taxes to $714,000 in the year ended December 31, 2006 compared to net sales of $19,361,000 and earnings before income taxes of $619,000 in the previous year. Net earnings in 2006 were $436,000, or $0.02 per share, compared with net earnings in 2005 of $592,000, or $0.03 per share.

Net earnings declined in 2006 because of the $251,000 increase in our provision for income taxes to $278,000 in 2006 from $27,000 in the previous year. The tax provision in 2006 increased because the Company used up its net operating loss carryforwards, as determined for financial reporting purposes, in 2005.

Clinton Howard, CEO, stated, “The growth in earnings before income taxes was driven by improved operating margins and strong sales increases in both of our operating segments: nutritional products and MPM medical products. Growth in sales of nutritional products was generated by a 34% increase in sales to our international licensees.

“Orders from international licensees for which a deposit has been made, and finished products, which are fully paid but held pending receipt of shipping instructions, represent our backlog and have not been recorded as sales. This backlog of orders increased 39% to $3,374,000 at the end of 2006 compared to a backlog of $2,436,000 at the end of 2005.”

The Company manufactures and markets nutritional supplements, skincare products, and nanoscale compounds including its largest selling product, Microhydrin® Plus™, an antioxidant that scavenges cell-damaging free radicals. RBC products are sold worldwide through independent distributors and licensees in 17 countries.

Our wholly owned subsidiary, MPM Medical Inc., markets a line of oncology products to treat certain skin conditions caused by cancer treatments, and other wound care products used in hospitals, nursing homes, and cancer clinics.

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

RBC Life Sciences, Inc.

	Year Ended December 31,
	2006	2005
Net sales	$21,697,000	$19,361,000

Earnings before income taxes	$714,000	$619,000

Income tax expense	278,000	27,000

Net earnings	$436,000	592,000

Earnings per share – basic and diluted	$0.02	$0.03

Weighted average shares outstanding – basic	20,163,544	20,056,294

Weighted average shares outstanding – diluted	22,047,152	21,499,438

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